Exhibit 10.31
Summary of Non-Employee Director Compensation

The following summary describes the individual components of the non-employee director compensation of Ingredion Incorporated (the "Company") in 2025. As compared to calendar year 2024, there are no changes in the amount of annual cash or equity retainer and there are no changes in the amount of the additional retainers for the Chairman of the Board or any of the three committee chairs.

Effective January 1, 2025, each non-employee director is entitled to an annual retainer of $265,000, which is comprised of (i) an annual cash retainer of $105,000, paid in four equal quarterly installments on the last business day of each 2025 calendar quarter, with the exception of the fourth quarter which shall be paid on the date of the December People, Culture, and Compensation (“PCC”) committee meeting and (ii) an annual equity retainer of $160,000 in Company common stock issued under the Company's 2023 Stock Incentive Plan, paid in four equal quarterly installments on the same dates as the cash retainer installments.

In addition, the Company's Chairman of the Board receives an additional annual retainer of $160,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. The chair of the Audit Committee receives an additional annual retainer of $25,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. The chair of the People, Culture, and Compensation Committee receives an additional annual retainer of $20,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. The chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $15,000, which is comprised of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments.

Under the Company's Deferred Compensation Plan for Outside Directors, an unfunded, nonqualified deferred compensation plan, non-employee directors are entitled to defer all or a portion of their cash and common stock compensation into restricted stock units issued under the Company’s 2023 Stock Incentive Plan. If a deferral is elected by a non-employee director, settlement of the restricted stock units is deferred until at least six months and no more than ten years and six months after the director's termination of service from the Board of Directors, at which time the restricted stock units will be settled in one or more installments by delivering shares of common stock, with fractional shares to be paid in cash.